deltathree Provides NASDAQ Delisting Update

Market Maker Applies for Listing of the Class A Common Stock on the OTCBB

NEW YORK, NY - March 25 , 2008 - deltathree, Inc. (NASDAQ: DDDC), a leading provider of SIP-based Voice over Internet Protocol (VoIP) solutions for service providers, resellers and consumers worldwide, announced that the company received notification from the staff of The Nasdaq Stock Market, Inc. on March 19, 2008 informing the company that the bid price of the Class A Common Stock has not satisfied the minimum bid price requirement of $1.00 per share for continued listing as set forth in Nasdaq Marketplace Rule 4310(c)(4) and that the company does not meet the Nasdaq Capital Market initial listing criteria (except for the bid price requirement) set forth in Nasdaq Marketplace Rule 4310(c).

As a result, deltathree's common stock will be delisted from the NASDAQ Capital Market at the opening of business on March 28, 2008. A market maker has applied to the OTC Bulletin Board (OTCBB) to list and trade shares of deltathree's common stock on the OTCBB, and the company expects that the common stock will be listed and traded on the OTCBB on or soon after March 28, 2008. The company expects that the trading symbol of the common stock will be DDDC or DDDC.OB. Information on the OTCBB can be found online at www.OTCBB.com. The company has confirmed that the common stock will be eligible for quotation on the Pink Sheet Electronic Quotation Service on the date of delisting in the event that the common stock is not yet listed and traded on the OTCBB. The company expects that the trading symbol of its common stock will be DDDC or DDDC.PK. Information on the Pink Sheets can be found online at www.pinksheets.com.

About deltathree
Founded in 1996, deltathree, Inc. is a leading provider of integrated Voice over Internet Protocol (VoIP) telephony services, products, hosted solutions and infrastructure. deltathree offers high quality Internet telephony solutions that are viable and cost-effective alternatives to traditional telephone services. Supporting tens of thousands of active users around the world, deltathree serves customers through its two primary distribution channels: the Service Provider / Reseller channel and the direct-to-consumer channel. deltathree’s advanced solutions offer service providers and resellers a full spectrum of private label VoIP products and services, as well as a back-office suite of services. Utilizing advanced Session Initiation Protocol (SIP) technology, deltathree provides all the components to support a complete VoIP service deployment. deltathree’s Consumer Group consists of the award-winning iConnectHere direct-to-consumer offering and joip, the newly formed consumer brand that powers the VoIP service of Panasonic’s GLOBARANGE hybrid phone.

For more information about deltathree please visit: www.deltathree.com.

deltathree Media Relations Contact: Tatiana Kirkbride deltathree, Inc. + 1 (212) 500-4866 pr@deltathree.com	deltathree Investor Relations Contact: Erik Knettel The Global Consulting Group + 1 (646) 284-9415 ir@deltathree.com